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                                                                 EXHIBIT 21.1


                         China Gateway Holdings Inc.
                            List of Subsidiaries

Name of Subsidiary                               State of Incorporation

1. Orient Investments Ltd.                       British Virgin Islands

2. Orient Packaging Ltd.                         British Virgin Islands

3. Wuhan Dong Feng Papers Company Limited        People's Republic of China